EXHIBIT 99.1

Contact:
For United Surgical Partners International, Inc.
Mark A. Kopser
Senior Vice President and Chief Financial Officer
     or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

For North Kansas City Hospital:
Kim Shopper
External Communications Specialist
(816) 691-1680

UNITED SURGICAL PARTNERS INTERNATIONAL ANNOUNCES
JOINT VENTURE WITH NORTH KANSAS CITY HOSPITAL

Dallas, Texas (June 6, 2005) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced the signing of a joint venture agreement with North Kansas City Hospital to develop and operate a network of freestanding ambulatory surgery centers in the Kansas City area. Under the terms of the agreement, the joint venture purchased an ownership interest in two facilities located in the greater Kansas City metropolitan area.

      The two facilities are Liberty Surgery Center, a two operating room and one procedure room facility that opened in May 2003, and Briarcliff Surgery Center, a two operating room and one procedure room, which opened in November 2002.

      North Kansas City Hospital, a not-for-profit organization, is committed to creating and maintaining an environment where exceptional quality and service are achieved and recognized. With 451 licensed beds, North Kansas City Hospital is a regional medical center serving the greater Kansas City metropolitan area as well as northwest Missouri with approximately 600 physicians representing 46 medical specialties.

      United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 92 surgical facilities. Of the Company’s 89 domestic facilities, 58 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.

      The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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